CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (including the Prospectus and Statement of Additional Information) of Copley Fund, Inc. on Form N-1A (No. 2-60951) (Post-Effective Amendment No. 53 under the Securities Act of 1933 and Amendment No. 54 under the Investment Company Act of 1940) to be filed on or about June 27, 2019 of our report, dated April 29, 2019, on our audit of the financial statements and financial highlights as of February 28, 2019 and for such periods as referenced in our report, which was included in the Annual Report of Copley Fund, Inc. on Form N-CSR filed May 3, 2019. We also consent to the reference to our Firm under the caption "Independent Auditors" in this Registration Statement.

/S/ EISNERAMPER LLP

EISNERAMPER LLP

New York, New York

June 27, 2019